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                                    EXHIBIT 1

                        FORM OF STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated as of February ___, 2000, is between THE KING MANAGEMENT CORPORATION, a Minnesota corporation (the "BUYER"), and _____________________________ (the "SELLER").

      A. The Seller owns ___________ shares (the "SHARES") of the common stock of Sunrise International Leasing Corporation, a Delaware corporation ("SUNRISE").

      B. The Buyer has entered into an Agreement and Plan of Merger dated as of January 31, 2000 (the "Merger Agreement") with Sunrise pursuant to which Sunrise has agreed to merge with the Buyer (the "Merger") and each shareholder of Sunrise (other than the Buyer and its affiliates) will be entitled to receive $5.25 per share.

      C. Despite the pending Merger, the Seller wishes to sell and the Buyer wishes to buy the Shares for the consideration and upon the terms and conditions set forth below.

      Accordingly, the parties agree as follows:

      1. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained in this Agreement, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, the Shares at the price of $4.875 per share in a brokerage transaction, less commissions and other brokerage fees. Upon receipt of the purchase price, the Seller will deliver to the Buyer the certificate representing the Shares, such certificate duly endorsed by the Seller or with stock power executed in blank attached.

      2. ACKNOWLEDGEMENT OF PENDING MERGER TRANSACTION. The Seller understands and acknowledges that:

            (a) The Buyer has entered into the Merger Agreement with Sunrise pursuant to which Sunrise has agreed to merge with and into the Buyer and each shareholder of Sunrise (other than the Buyer and its affiliates) will be entitled to receive $5.25 per share.

            (b) The Buyer and certain other shareholders of Sunrise, who together own approximately 57.3% of the outstanding shares of Sunrise common stock, have entered into an Agreement to Facilitate Merger pursuant to which they agreed, among other things, to vote all of their shares of Sunrise common stock in favor of the Merger Agreement and against any proposal that would impede, prevent or nullify the Merger Agreement.

            (c) Sunrise filed a Current Report on Form 8-K with the SEC on February 3, 2000 disclosing that Sunrise and the Buyer have entered into the Merger Agreement and attaching as an exhibit the Merger Agreement and the Agreement to Facilitate Merger.


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            (d)   Sunrise has issued two press releases in connection with the
       Merger which are attached to this Agreement as Exhibit A, one of which discloses that a class action complaint has been filed in connection with the Merger.

        3. OTHER REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce the Buyer to enter into this Agreement and purchase the Shares, the Seller represents and warrants to the Buyer as follows:

            (a) TITLE TO SHARES. The Seller is the lawful owner of the Shares, free and clear of all liens, encumbrances and claims of every kind, and the delivery of such Shares by the Seller to the Buyer under this Agreement will transfer valid title to the Buyer to the Shares, free and clear of all liens, charges, encumbrances and claims of every kind.
       There are no actions, suits or proceedings against the Seller and no agreements, instrument, laws, rules, regulations, judgments or decrees to which the Seller is subject affecting the title of the Seller to the Shares or the right of the Seller to execute, deliver and perform this Agreement.

            (b) AUTHORITY. The Seller has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein or contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by, and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms.

            (c) SURVIVAL. The representations, warranties, covenants and agreements of each of the Seller and the Buyer will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby regardless of any investigation that may have been made at any time by or on behalf of the party to which such representations, warranties, covenants and agreements are made.

        5.  MISCELLANEOUS.

            (a) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

            (b) ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNMENT. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangement, and understandings relating to the subject matter hereof or thereof. All of the terms, representations and warranties of this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs at law, legatees, distributees, executors, administrators and other legal representatives.

            (c) FURTHER ASSURANCES. Each party to this Agreement will, on or any time after the date hereof, execute such further documents or instruments and take such further actions as may reasonably be requested by any other party to this Agreement to effect the purposes of this Agreement.


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      The parties hereto have caused this Agreement to be duly executed on and as of the day and year first above written.


THE KING MANAGEMENT CORPORATION         [NAME OF SELLER]


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